Exhibit 99.1
WESTERN GAS ANNOUNCES ACQUISITION AND
THIRD-QUARTER 2008 RESULTS
agrees to Acquire midstream assets from anadarko
     HOUSTON, Nov. 11, 2008 — Western Gas Partners, LP (NYSE: WES) today announced third-quarter 2008 financial and operating results for the Partnership. In addition, it announced that it had agreed to acquire certain midstream assets located in the Powder River Basin from Anadarko Petroleum Corporation (NYSE: APC) for total consideration of $210 million.
HIGHLIGHTS
•	Declared third-quarter cash distribution of $0.30 per unit

•	Generated quarterly distribution coverage of 1.27 times

•	Continued focus on capital discipline and operating cost management

•	Agreed to acquire midstream assets from Anadarko in exchange for $175 million cash and approximately 2.56 million common units, with the cash portion funded through the issuance of a note to Anadarko
     “We’re pleased with the third-quarter results and excited to announce our first asset acquisition following our initial public offering in May. The timing and financing of this acquisition clearly demonstrate our commitment to execute upon our growth strategy across market cycles,” said Western Gas Partners’ President and Chief Executive Officer Robert Gwin. “Our relationship with Anadarko provides us with substantial acquisition opportunities from a sponsor that is capable of financing transactions during challenging capital markets conditions.”
     “This transaction reflects Anadarko’s commitment to grow the Partnership for the benefit of all Western Gas unitholders,” said Anadarko’s Chairman and Chief Executive Officer James Hackett.
FINANCIAL & OPERATING HIGHLIGHTS
     Net income available to limited partners for the third quarter totaled $17.0 million, or $0.32 per limited partner unit on a diluted basis. Distributable cash flow(1) for the third quarter of 2008 was $20.7 million, which provided distribution coverage of 1.27 times the current quarterly distribution. On Oct. 24, 2008, the Board of Directors of the Partnership’s general partner declared a quarterly cash distribution of

(1)	Please see the tables at the end of this release for a reconciliation of GAAP to non-GAAP measures.

$0.30 per unit for the third quarter of 2008 to be paid on Nov. 14, 2008 to all unitholders of record at the close of business on Oct. 31, 2008.
     Total revenues for the third quarter of 2008 were $38.3 million, an increase of 33 percent over the third quarter of 2007. Adjusted
EBITDA(1) of $20.3 million was approximately 11 percent higher than the prior-year comparable period. The increases in total revenues and Adjusted EBITDA are primarily due to higher gathering rates and improved margins from condensate sales.
     Reported throughput volumes for the quarter were 990,000 Mmbtu/d, an increase of approximately 5 percent over the third quarter of 2007. The increase was primarily due to adjustments from prior periods related to the Haley System. Excluding prior-period adjustments, distribution coverage would have been approximately 1.22 times and throughput for the quarter would have decreased by approximately 2 percent relative to the prior-year comparable quarter.
     Capital expenditures totaled approximately $9.8 million during the third quarter of 2008. Of this amount, maintenance capital expenditures were approximately $3.8 million, or 19 percent of Adjusted EBITDA, substantially below the initial forecast of 30 percent of Adjusted EBITDA. The Partnership has further reduced forecasted 2008 capital expenditures, from $39.8 million to $34.3 million, which includes estimated maintenance capital of $16.4 million.
     “Our focus and discipline on capital spending has enabled us to continue to deliver distributable cash flow and distribution coverage in excess of forecast,” said Danny Rea, Western Gas Partners’ Senior Vice President and Chief Operating Officer.
MIDSTREAM ACQUISITION ANNOUNCEMENT
     The Partnership also announced today that it has agreed to acquire certain midstream assets from Anadarko for total consideration of $210 million. These assets are located in the Powder River Basin and are connected or adjacent to the Partnership’s MIGC pipeline. Specifically, the Partnership has agreed to acquire Anadarko’s 100-percent ownership interest in the Hilight System, its 50-percent interest in the Newcastle System and its 14.81-percent interest in Fort Union Gas Gathering, L.L.C. Each of these assets is operated by Anadarko.

(1)	Please see the tables at the end of this release for a reconciliation of GAAP to non-GAAP measures.

     “Upon closing, we expect the acquisition will be immediately accretive to distributable cash flow per unit. In addition, these assets enhance our position in the high-growth Powder River Basin, and provide our portfolio with substantial third-party business and organic growth opportunities,” said Gwin.
     The acquisition will be financed primarily with debt, through the issuance of a five-year, $175 million note to Anadarko, as well as through the issuance of 2,556,891 common units to Anadarko at an implied price of approximately $13.69 per unit. Following the transaction, the Partnership will continue to have substantial borrowing capacity and $100 million of availability under Anadarko’s $1.3 billion credit facility.
     The acquisition and financing transactions are expected to close in December 2008 and are subject to standard closing conditions and adjustments, including a right of first refusal related to the Newcastle System. Management will provide guidance for 2009 following the close of the transaction.
     The terms of the transaction were unanimously approved by the board of directors of the Partnership’s general partner, based in part on the unanimous recommendation from the board’s special committee, which is comprised entirely of independent directors. The special committee engaged Tudor, Pickering, Holt & Co. to act as its financial advisor and to render a fairness opinion and Bracewell & Giuliani, LLP as its legal advisor.
CONFERENCE CALL TOMORROW AT 9 A.M. CST
     The Partnership will host a conference call on Wednesday, Nov. 12, at 9 a.m. Central Standard Time (10 a.m. Eastern Standard Time) to discuss third-quarter results and the announced acquisition. The dial-in number is 1.800.573.4840 and the participant code is 75310583. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast and slide presentation, please visit www.westerngas.com. A replay of the call will also be available on the Web site for approximately two weeks following the conference call.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to consummate the transactions announced in this press release; the ability to meet financial guidance; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Form S-1 registration statement filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.
#          #          #
Western Gas Partners, LP Contacts:
Media:

John Christiansen, john.christiansen@westerngas.com, 832.636.8736
Investors:

Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012

Reconciliation of GAAP to Non-GAAP Measures
Below are reconciliations of Distributable Cash Flow and Adjusted EBITDA (non-GAAP) to Net Income (GAAP) as required under Regulation G of the Securities Exchange Act of 1934. Management believes that the presentation of Distributable Cash Flow and Adjusted EBITDA provides information useful in assessing the Partnership’s financial condition and results of operations and that Distributable Cash Flow and Adjusted EBITDA are widely accepted financial indicators of a company’s ability to incur and service debt, fund capital expenditures and make distributions. Distributable Cash Flow and Adjusted EBITDA, as defined by the Partnership, may not be comparable to similarly titled measures used by other companies. Therefore, the Partnership’s consolidated Distributable Cash Flow and Adjusted EBITDA should be considered in conjunction with net income and other performance measures, such as operating income or cash flow from operating activities.
Distributable Cash Flow
The Partnership defines Distributable Cash Flow as Adjusted EBITDA, plus interest income, less net cash paid for interest expense, maintenance capital expenditures and income taxes.

Three Months Ended
September 30,
2008

Reconciliation of Net Income to Distributable Cash Flow

Net income	$17,396
Add:
Income tax expense	68
Depreciation	7,145
Less:
Cash paid for maintenance capital expenditures	3,802
Other income	93

Distributable Cash Flow	$20,714

Adjusted EBITDA
The Partnership defines Adjusted EBITDA as net income (loss), plus interest expense, income tax expense and depreciation, less interest income, income tax benefit and other income (expense).

	Three Months Ended
	September 30,
	2008	2007

Reconciliation of Net Income to Adjusted EBITDA

Net Income	$17,396	$7,002
Add:
Interest expense, net — affiliates	37	887
Income tax expense	68	4,023
Depreciation	7,145	6,361
Less:
Interest income from note — affiliate	4,253	—
Other income	93	—

Adjusted EBITDA	$20,300	$18,273

Western Gas Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	September 30,
	2008	2007

	(in thousands, except per-unit amounts)
Revenues
Gathering and transportation of natural gas	$30,758	$25,286
Condensate	3,022	1,805
Natural gas and other	4,523	1,715

Total Revenues	$38,303	$28,806

Operating Expenses
Cost of product	$3,913	$625
Operation and maintenance	9,376	8,003
General and administrative	3,412	897
Property and other taxes	1,302	1,008
Depreciation	7,145	6,361

Total Operating Expenses	$25,148	$16,894

Operating Income	$13,155	$11,912

Interest income (expense), net — affiliates	4,216	(887)
Other income	93	—

Income Before Income Taxes	$17,464	$11,025

Income Tax Expense	68	4,023

Net Income	$17,396	$7,002

Calculation of Limited Partner Interest in Net Income:

Net income	$17,396	n/a
Less general partner interest in net income	348	n/a

Limited partner interest in net income	$17,048	n/a

Net income per limited partner unit — basic	$0.32	n/a
Net income per limited partner unit — diluted	$0.32	n/a

Limited partner units outstanding — basic	53,072	n/a
Limited partner units outstanding — diluted	53,103	n/a

Western Gas Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007

	(in thousands, except number of units)
Cash and cash equivalents	$26,390	$—
Other current assets	15,548	8,212
Other assets	—	27
Note receivable — Anadarko	260,000	—
Net property, plant and equipment	367,509	363,619
Goodwill	4,783	4,783

Total Assets	$674,230	$376,641

Accounts payable	$1,639	$3,357
Other current liabilities	9,791	8,360
Other long-term liabilities	8,761	83,608

Total Liabilities	$20,191	$95,325

Common unit partner capital (26.5 million units issued and outstanding at September 30, 2008)	$379,098	$—
Subordinated unit partner capital (26.5 million units issued and outstanding at September 30, 2008)	264,153	—
General partner capital (1.1 million units issued and outstanding at September 30, 2008)	10,788	—
Parent net investment	—	281,316

Total Partners’ Capital and Parent Net Investment	$654,039	$281,316

Total Liabilities, Partners’ Capital and Parent Net Investment	$674,230	$376,641

Western Gas Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2008	2007

	(in thousands)
Cash Flows from Operating Activities
Net income	$39,523	$18,113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20,155	17,104
Deferred income taxes	3,410	7,063
Changes in assets and liabilities:
Increase in accounts receivable	(8,398)	(915)
Increase in natural gas imbalance receivable	(1,065)	(147)
Increase in accounts payable and accrued expenses	816	580
Increase (decrease) in other items, net	(465)	12

Net cash provided by operating activities	$53,976	$41,810

Cash Flows from Investing Activities
Capital expenditures	$(24,094)	$(37,247)
Loan to Anadarko	(260,000)	—

Net cash used in investing activities	$(284,094)	$(37,247)

Cash Flows from Financing Activities
Proceeds from issuance of common units	$315,160	$—
Reimbursement of capital expenditures to parent	(45,161)	—
Distributions to unitholders	(8,567)	—
Net advance to parent	(4,924)	(5,021)

Net cash provided by (used in) financing activities	$256,508	$(5,021)

Net Increase (Decrease) in Cash and Cash Equivalents	26,390	(458)
Cash and Cash Equivalents at Beginning of Period	—	458

Cash and Cash Equivalents at End of Period	$26,390	$—

Western Gas Partners, LP
Operating Statistics

	Three Months Ended
	September 30,
	2008	2007

	(in thousands, except per-unit amounts)
Throughput volumes (MMBtu/d)
Affiliates	812	846
Third parties	178	93

Total Throughput	990	939

Weighted average price per MMBtu
Affiliates	$0.35	$0.29
Third parties	$0.27	$0.29